Exhibit 10.9

Neal Gordon

6 Scott Road

Lexington, MA 02451

Dear Neal:

On behalf of BG Medicine, Inc. (the “Company”), and the entire Board of Directors of the Company, I am delighted to offer you the position of Senior Vice President, Biomarker Discovery reporting to me. We anticipate that your employment will start effective December 22, 2008 (the “Start Date”). In this key position you will have responsibility for guiding the Company’s Research and Development goals and objectives. You will also be expected to perform such other and/or different services for the Company as may be assigned to you from time to time by the Board of Directors and the Chief Executive Officer.

While your employment with the Company will be full time, during your first month of such employment (unless extended by the Company), you will be permitted to offer consultation to your prior employer. Epitome Biosystems, Inc. so long as such consultation does not interfere with your duties to the Company, does not create any conflict of interest with the Company, is with the consent of Epitome Biosystems and does not occupy a material part of your business time.

This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason. In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

1. Compensation.

a. Salary. Initially, your salary will be in the gross semi-monthly amount of $9,375.00 (which is equivalent to an annual rate of $225,000).

b. Annual Performance Bonus. You will also be eligible to receive an annual bonus of up to twenty-five percent (25%) of your base salary, payable upon the achievement, as determined by the CEO and Board of Directors, of specific milestones to be mutually agreed upon.

c. Stock Options. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2001 Stock Option and Incentive Plan, as amended, and subject to Board approval, you will be granted an option to purchase 175,000 shares of common stock of the Company at an exercise price equal to the fair market value of the stock at the time of the grant as determined by the Board of Directors. This option will vest 25% on the first anniversary of your first day of employment and thereafter the remaining 75% shall vest on a quarterly basis on the last day of each quarter over a period of three years, provided that you remain employed on the vesting day. Additionally, upon a “change of control” (as defined in the Option Agreement) of the Company during your employment by the Company, 100% of your unvested options, at the time of such change of control, will immediately vest.

d. Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as. and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. In addition, you will be reimbursed for all reasonable out- of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to accrue up to four (4) weeks vacation and up to twelve (12) holidays (initial employment year will be pro-rated), as set forth by the Company.

2. Severance Pay and Benefits upon Termination of Employment. As explained, you will be employed as an at-will employee. Should the Company terminate your employment without Cause (as defined in the Option Agreement), and conditioned upon your execution of a separation agreement which contains, among other things, a general release of claims, you will receive severance pay equivalent to six (6) months of your annual base salary and six (6) months of health benefit continuation at the time of such termination. Severance payments will be paid in installments in accordance with the Company’s payroll practice commencing within 60 days of your separation from service.

3. Certifications by You. By signing this offer letter, you are certifying to the Company that (i) your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); and (ii) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

4. Required 1-9 Documentation. For purposes of completing the INS 1-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, our Vice President, Human Resources.

5. Confidentiality and Other Obligations by You. As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present, and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”). You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

This offer letter, together with the Confidentiality Agreement, the Option Agreement, the Change of Control Cash Severance Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject, matter hereof. The Company may assign its rights and obligations hereunder to any person or entity that, succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void. This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

6. Compliance with Section 409A of the Code.

a. Six-Month Delay. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409 A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since the your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6a shall be paid in a lump sum after 6-months have elapsed since your termination of employment. Any other payments will be made according to the schedule provided for herein.

b. Separation from Service. If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this Section 6b shall not cause any forfeiture of your benefits, but shall only act as a delay until such time as a “separation from service” occurs.

c. Installments. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Reimbursements. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such expense. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e. Interpretation. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this Section 6e shall be a rule of construction and interpretation and nothing in this Section 6e shall cause a forfeiture of your benefits.

Please acknowledge acceptance of this employment, offer by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to Stacie Racier, Vice President, Human Resources.

Neal, we look forward to having you on the team.

Very truly yours.

BG Medicine, Inc.

By:	/s/ Pieter-Muntendam
Pieter Muntendam, MD
President and CEO

Accepted and Agreed to:

/s/ Neal Gordon
Neal Gordon

1/1/2009
Start Date